Exhibit 12
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
                          MINN DAK FARMER'S COOPERATIVE
              COMPUTATION OF RATIO OF NET PROCEEDS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                 Year Ended August 31,
                                                  --------------------------------------------------
                                                    1996       1995       1994       1993       1992
                                                  ------     ------     ------     ------     ------
Earnings:
      Net proceeds before income taxes
           from continuing operations             56,872     75,422     33,643     70,609     52,452
      Fixed charges, excluding capitalized
           interest, see below                     2,898      2,973      1,557      1,588      1,034
      Amortization of capitalized interest            18         18         18         18         13
                                                  ------     ------     ------     ------     ------
                             Net Proceeds         59,788     78,413     35,218     72,215     53,499
                                                  ======     ======     ======     ======     ======

Fixed Charges:
      Interest Expense                             2,898      2,973      1,557      1,588      1,034
      Interest factor included in rentals (1)       --         --         --         --         --
                                                  ------     ------     ------     ------     ------
      Fixed charges, excluding capitalized
           interest                                2,898      2,973      1,557      1,588      1,034
      Interest capitalized                           669       --         --         --          135
                                                  ------     ------     ------     ------     ------

      Fixed charges                                3,567      2,973      1,557      1,588      1,169
                                                  ======     ======     ======     ======     ======

      Ratio of net proceeds to fixed charges       16.76      26.38      22.62      45.48      45.76
                                                  ======     ======     ======     ======     ======


(1) The company does lease certain items, such as office equipment. Due to the proportionately small amounts involved, interest on such lease payments has not been included in the total of the company's fixed charges of the calculation of this ratio.
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